Exhibit 10.5

WAIVER AGREEMENT

This WAIVER AGREEMENT (this “Agreement”) is being entered into by and among Grant E. Sims (the “Executive”), Genesis Energy, LLC, a Delaware limited liability company (“Genesis”), and Q Genesis Acquisition, LLC, a Delaware limited liability company (“Q Genesis Acquisition”), in order to further the mutually desired terms and conditions set forth herein:

1.	For and in consideration for the Executive’s execution of this Agreement Genesis will, upon the merger of Genesis and Q Genesis Acquisition, grant the Executive 367 Series B-1 Units in Genesis.

2.
In exchange for the consideration recited in Paragraph 1 above, the Executive agrees to enter into an Amended and Restated Employment Agreement substantially in the form attached hereto as Exhibit A, subject to the Genesis compensation committee’s approval and, if needed, the Genesis Board of Directors’ approval, of the terms of such Amended and Restated Employment Agreement.

3.
The Executive understands and agrees that he is releasing any and all claims and rights he may have under his employment agreement with Genesis that was effective on or about December 31, 2008 (the “Employment Agreement”), to any claims for any “Change of Control” Severance Payment under the Employment Agreement, as that term is defined in the Employment Agreement.  The Executive further understands and agrees that, regardless of any activity that may constitute a Change of Control, as that term is defined in the Employment Agreement, he is not entitled to, and will not seek, any “Change of Control” Severance Payment, and will not claim that a Change of Control has occurred.

4.
Further, the Executive understands and agrees that if that an Amended and Restated Employment Agreement is not entered into, for any reason, after the date of this Agreement, that  he is releasing any and all claims and rights he may have under the Employment Agreement to any claim for a Severance Payment, of any type, of greater than eighteen (18) months.  The Executive further understands and agrees that, regardless of any activity that may constitute “Good Reason” or termination without “Cause,” as those terms are defined in the Employment Agreement, he is not entitled to, and will not seek, any Severance Payment in excess of eighteen (18) month.

5.	The Executive agrees to enter into a Release Agreement substantially in the form attached hereto as Exhibit B upon his execution of an Amended and Restated Employment Agreement.

6.
The Executive is advised to consult with an attorney prior to executing this Agreement.  The Executive understands that he has the right to consult an attorney of his choice and has consulted with an attorney or has knowingly and voluntarily decided not to do so.

7.
Effective upon the closing of the transactions contemplated by this Agreement, the Employment Agreement shall be amended, as set forth in Paragraphs 3 and 4 above.  Effective upon the closing of the transactions contemplated by this Agreement, Paragraphs 3 and 4 shall constitute an amendment to the Employment Agreement.  The terms and provisions of the Employment Agreement and all other documents and instruments relating and pertaining to the Employment Agreement shall continue in full force and effect, as amended hereby.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement, effective as of the 5th day of February, 2010.

/s/ Grant E. Sims
Grant E. Sims

GENESIS ENERGY, LLC

By:	/s/ Robert V. Deere
Name:	Robert V. Deere
Title:	Chief Financial Officer

Q GENESIS ACQUISITION, LLC
	By:	Q GEI HOLDINGS, LLC,
its Manager

		By:	/s/ Corbin J. Robertson III
		Name:	Corbin J. Robertson III
		Title:	President

[Signature Page to Sims Waiver Agreement]

EXHIBIT A

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

[See Attached]

Exhibit A

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of February [__], 2010 (the “Effective Date”), by and between GENESIS ENERGY, LLC, a Delaware limited liability company (the “Company”), and [____________] (the “Executive”).  Terms used in this Agreement and not otherwise defined shall have the meaning given to such terms in the Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”).  This Agreement amends and restates the Executive Employment Agreement, dated December 31, 2008, by and between the Company and Executive (the “Original Employment Agreement”) in its entirety.

W I T N E S S E T H:

WHEREAS, the Company, which is the general partner of Genesis Energy, L.P., a Delaware limited partnership (the “Partnership”), desires to employ Executive as its [____________], and Executive desires to be employed by the Company in said capacity;

WHEREAS, the Company desires to employ the Executive on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive desires to be employed by the Company on such terms and conditions and for such consideration; and

WHEREAS, the Company and the Executive are parties to the Original Employment Agreement, and desire to amend and restate the Original Employment Agreement as set forth herein in its entirety.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, including, but not limited to, Confidential Information, as defined in Section 6.1 below, and other good and valuable consideration, the Company and the Executive agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

(a)           “Affiliate” has the meaning assigned to such term in the LLC Agreement.

(b)           “Board” has the meaning assigned to such term in the LLC Agreement.

(c)           “Cause” shall mean the Executive’s (i) conviction or plea of nolo contendere in a court of law of any crime or offense (excluding misdemeanors, minor traffic violations and other minor offenses), imposition of unadjudicated probation for any felony (or any other crime involving moral turpitude, fraud, embezzlement, material misconduct or misappropriation) or the Executive’s indictment or entering into a consent decree relating to any violations of U.S. or foreign securities laws, (ii) willful misconduct or gross negligence in connection with the business or affairs of any Related Party, (iii) substance abuse, including abuse of alcohol, drugs or other substances or use of illegal narcotics or substances, for which the Executive fails to undertake treatment immediately after requested by the Board or to complete such treatment and which abuse continues or resumes after such treatment period, or possession of illegal narcotics or substances on the premises of any Related Party or while performing the Executive’s duties and responsibilities, (iv) misappropriation of funds or other acts of dishonesty involving any Related Party, (v) continuing failure or refusal to perform the Executive’s duties or to carry out in all material respects the lawful directives of the Board which remains uncorrected thirty (30) days after the Executive receives notice of such failure or refusal or (vi) material breach of the terms of this Agreement or any other agreement between the Executive and any Related Party.

(d)           “Claims” has the meaning assigned to such term in Section 9.5.

(e)           “COBRA” has the meaning assigned to such term in Section 5.1.

(f)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)           “Company” has the meaning assigned to such term in the recitals.

(h)           “Company Business” is defined in Section 8.1(d).

(i)           “Company Parties” has the meaning assigned to such term in Section 9.5.

(j)           “Competing Business” is defined in Section 8.1(a)(ii)(1).

(k)           “Confidential Information” has the meaning assigned to such term in Section 6.1.

(l)           “Disability” shall mean either (i) the Executive’s inability to perform, even with reasonable accommodation, on a full-time basis the employment duties and responsibilities assigned to the Executive hereunder due to accident, physical or mental illness, or other circumstance; provided, however, that such inability continues for a period exceeding ninety (90) consecutive days during any one hundred and eighty (180) consecutive calendar days or one hundred and twenty (120) calendar days in any twelve (12) month period, or (ii) the Executive is determined to be totally disabled by the Social Security Administration.  The Executive must submit to a reasonable number of examinations, to be paid for by the Company, by the physician making the determination regarding disability, and the Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records.  If the Executive is not legally competent, the Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead, for the purposes of submitting the  Executive to the examinations, and for the purpose of providing the authorization of disclosure.

(m)           “Effective Date” has the meaning assigned to such term in the recitals.

(n)           “ERISA” has the meaning assigned to such term in Section 5.1.

(o)           “Good Reason” shall mean the occurrence of any one or more of the following without the written consent of the Executive: (i) the assignment to the Executive by the Board of employment responsibilities under this Agreement that, when taken as a whole, are materially inconsistent with a senior management position with the Company, (ii) the Company requiring a change of the location for performance of the employment responsibilities of the Executive greater than one hundred (100) miles away from such location as of the Effective Date (not including ordinary periodic travel during the regular course of employment) or (iii) the Company’s failure to pay the Executive’s base salary or to provide the benefits set forth herein in the absence of Cause.

(p)           “Intellectual Property” has the meaning assigned to such term in Section 6.1.

(q)           “Involuntary Termination” shall mean any termination of the Executive’s employment with the Company which:

(i)           is a termination by the Company pursuant to Section 3.2 for any reason other than those encompassed by clauses (a), (b), or (c) of Section 3.2; or

(ii)          results from a resignation by the Executive pursuant to Section 3.4(a).

(r)           “Law” has the meaning assigned to such term in the LLC Agreement.

(s)           “LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of the Company, dated as of February [__], 2010.

(t)           “Membership Interest” has the meaning assigned to such term in the LLC Agreement.

(u)           “Original Employment Agreement” shall mean the Executive Employment Agreement by and between the Executive and the Company, dated as of December 31, 2008.

(v)           “Partnership” shall mean Genesis Energy, L.P., a Delaware limited partnership.

(w)           “Prohibited Period” is defined in Section 8.1(a)(ii)(2).

(x)           “Related Party” or “Related Parties” shall mean the Partnership, the Company and each of their subsidiaries.

(y)           “Restricted Area” shall mean any state in which the Partnership is operating at the time of termination of the Executive’s employment with the Company.

(z)           “Restricted Unit Agreement” shall mean the Restricted Unit Agreement by and between the Company and the Executive, dated as of February [__], 2010.

(aa)          “Quintana-Related Entity” has the meaning assigned to such term in the LLC Agreement.

1.2           Interpretations.  In this Agreement, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof, (c) the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term and (d) where any provision of this Agreement refers to action to be taken by either party, or any action which such party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such party.

ARTICLE II
EMPLOYMENT AND DUTIES

2.1           Employment.  Effective as of the Effective Date and continuing for the period of time set forth in Section 3.1 of this Agreement, the Executive’s employment by the Company shall be subject to the terms and conditions of this Agreement.

2.2           Position, Duties and Services.  The Executive’s initial title as of the Effective Date shall be [____________].  The Executive’s title, duties and powers shall be determined from time to time and may be changed by the Board in its sole discretion, so long as any such changed duties are not inconsistent with the duties of a member of senior management.  The Executive shall perform his duties diligently and to the best of his abilities.  The Executive’s employment shall be subject to the supervision and direction of the Board and shall also be subject to the policies maintained and established by the Company that are of general applicability to the Company’s executive officers, as such policies may be amended from time to time.

2.3           Place of Employment.  The Executive’s initial place of employment shall be in [Houston, Texas] OR [Baton Rouge, Louisiana] ..

2.4           Other Interests.  Except as specifically provided below, the Executive agrees, during the period of his employment by the Company, to devote the Executive’s full business time, energy and best efforts to the business and affairs of any or all of the Related Parties and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Related Parties.  The foregoing notwithstanding, the parties recognize and agree that the Executive may engage in passive personal investment and charitable activities that in each case do not conflict with the business and affairs of the Related Parties or interfere with the Executive’s performance of his duties hereunder and manage his personal, financial and legal affairs.

2.5           Duty of Loyalty.  The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty to act in the best interests of the Company during the Executive’s employment with the Company.  In keeping with such duty, during the Executive’s employment with the Company, the Executive shall make full disclosure to the Company of all business opportunities pertaining to any of the Related Parties’ or any of the Quintana-Related Entities’ business and shall not appropriate for the Executive’s own benefit business opportunities concerning any of the Related Parties’ or any of the Quintana-Related Entities’ business.

2.6           Other Agreements.  The Executive represents and warrants to the Company as of the Effective Date that, except as set forth in the LLC Agreement and the Restricted Unit Agreement and except as contemplated by Section 5.6 hereof, (a) the Executive has no agreement, whether written or oral, providing for the payment of compensation or for the provision of benefits to the Executive (including fees, bonuses, carried interests or other similar or contingent compensation of any kind) from any Related Party, or otherwise relating to any projects, currently under development or otherwise contemplated by any Related Party, (b) the Executive has no equity or other ownership interest in the Company or in any other Related Party, or any right or option to acquire any equity or other ownership interest in the Company or any other Related Party, whether through a convertible or exchangeable security or otherwise and (c) neither the Company nor any other Related Party is indebted to, or otherwise owes money to, the Executive or any entity affiliated with the Executive, except for salary and benefit reimbursement obligations accrued during the current payroll cycle and for reimbursement of travel and entertainment expenses incurred in the ordinary course of business consistent with Executive’s past practice in the industry.

ARTICLE III
TERM AND TERMINATION OF EMPLOYMENT

3.1           Term.  Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ the Executive for the period beginning on the Effective Date and ending on the first anniversary of the Effective Date.  On the first anniversary of the Effective Date and on each anniversary thereafter, if the Executive’s employment under this Agreement has not terminated pursuant to Section 3.2 or 3.34, then such term of employment shall be extended automatically for an additional one (1) year period unless on or before the date that is ninety (90) days prior to the first day of any such extension period either party shall give written notice to the other that no such automatic extension shall occur.

3.2           The Company’s Right to Terminate.  Notwithstanding the provisions of Section 3.1, the Company shall have the right to terminate the Executive’s employment under this Agreement at any time for any of the following reasons:

(a)	upon the Executive’s death;

(b)	upon the Executive’s Disability;

(c)	for Cause; or

(d)           for any other reason whatsoever or for no reason at all, in the sole discretion of the Board.

3.3           The Executive’s Right to be Heard.  If the Executive receives notice of termination of his employment, he shall have the right to request a hearing before the Board.  The Executive must deliver written notice to the Board of his intent to request such a hearing within ten (10) days of his receipt of such notice of termination.  Such hearing shall be held as promptly as practicable.  The Board shall notify the Executive of its determination to affirm or withdraw such notice of termination within thirty (30) days following such hearing.

3.4           The Executive’s Right to Terminate.  Notwithstanding the provisions of Section 3.1, the Executive shall have the right to terminate the Executive’s employment under this Agreement for any of the following reasons:

(a)           at any time for Good Reason; provided, however, that (i) prior to the Executive’s termination for Good Reason, the Executive must give written notice to the Company of the specific assignment, change, event or failure that resulted in Good Reason and, in respect of circumstances capable of cure, such assignment, change or failure must remain uncorrected for thirty (30) days following such written notice, and (ii) in no event will a termination of employment by the Executive be considered to be for Good Reason if such termination occurs more than sixty (60) days after the date such assignment, change, event or failure occurs; or

(b)           at any time for any other reason whatsoever or for no reason, in the sole discretion of the Executive.

3.5           Notice of Termination.  If the Company desires to terminate the Executive’s employment hereunder at any time prior to expiration of the term of employment as provided in Section 3.1, it shall do so by giving written notice to the Executive that it has elected to terminate the Executive’s employment hereunder and stating the effective date and reason for such termination; provided, that no such action shall alter or amend any other provisions hereof or rights arising hereunder.  If the Executive desires to terminate his employment hereunder at any time prior to expiration of the term of employment as provided in Section 3.1, he shall do so by giving a thirty (30) day written notice to the Company that he has elected to terminate his employment hereunder and stating the effective date and reason for such termination, provided, that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

3.6           Deemed Resignations.  Any termination of the Executive’s employment shall constitute an automatic resignation of the Executive:

(a)           as an officer of each Related Party and each Affiliate of a Related Party;

(b)           as a member of the Board (if applicable);

(c)           as a member of the board of directors or similar governing body of any other Related Party or any Affiliate of a Related Party; and

(d)           as a member of the board of directors or similar governing body of any corporation, limited liability company, or other entity in which any Related Party or any Affiliate holds an equity interest and with respect to which board or similar governing body the Executive serves as Related Party’s or such Affiliate’s designee or other representative.

ARTICLE IV
COMPENSATION AND BENEFITS

4.1           Base Salary.  During the period of this Agreement, the Executive shall receive an annual base salary of $[____________].  The Executive’s annual base salary shall be reviewed by the compensation committee of the Company on an annual basis, and, if recommended by the compensation committee and approved in the sole discretion of the Board, such annual base salary may be so adjusted, effective as of any date determined by the Board.  The Executive’s annual base salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly, and shall be subject to applicable withholdings and taxes.

4.2           Bonus.  The Executive shall be eligible to receive an annual bonus, as recommended by the compensation committee and approved in the sole discretion of the Board.  Any bonus payable shall be made in the sole discretion of the Board taking into consideration, among other things, the actual performance of the Company for such year compared to the budgeted performance.  Bonuses for any year shall be determined by the Board as provided in this Section 4.2 and paid to the Executive in accordance with the terms of the award.

4.3           Employment Taxes and Withholdings.  The Executive acknowledges that, upon Executive’s acquisition of a Membership Interest in the Company, for income and employment tax purposes, insofar as Executive receives a Base Salary and benefits pursuant to this Article IV, he will be treated as a self-employed partner receiving guaranteed payments.  The Company shall make a quarterly tax equalization payments to reimburse Executive for any self employment taxes incurred by the Executive on the Base Salary paid or provided to the Executive by the Company pursuant to this Article IV (but not amounts which Executive receives pursuant to the LLC Agreement by virtue of owning a Membership Interest), to the extent of the difference in the tax burden imposed on the Executive as a result of his status as a member of the Company in comparison to the tax treatment that would be available to the Executive if he was characterized as a common law employee for tax purposes.  If the Company adopts any additional policies intended to address tax treatment associated with the self-employment status of members of the Company, the Executive shall be eligible for any such benefits on the same basis as all other similarly situated executives of the Company.  To the extent the Executive is not required to be treated as a self-employed partner, any amounts payable pursuant to this Agreement shall be subject to applicable tax withholding requirements.

4.4           Key Man Insurance.  The Executive acknowledges that he is considered critical to the success of the Related Parties, and agrees that the Company may obtain at the Company’s Expense, now or in the future, one or more “key man” life and/or disability or similar insurance policies payable to the Company upon the Executive’s death, disability or similar event.  The Executive will assist and cooperate with the Company as reasonably requested in obtaining or maintaining any such insurance policies.

4.5           Other Perquisites.  During his employment hereunder, the Executive shall be afforded the following benefits as incidences of his employment:

(a)            Vacation.  Executive shall be entitled to paid vacation during each calendar year, consistent with any written policies of the Company then applicable to executive officers generally, but in no event fewer than four (4) weeks.  Unused vacation days and holidays shall be carried over from year to year, if at all, in accordance with the written policies then in effect for executive officers of the Company generally.

(b)           Holidays.  Executive shall further be entitled to paid holidays, personal days, and sick days consistent with the written policies then applicable to executive officers of the Company generally.

(c)           Business and Entertainment Expenses.  Except as otherwise specified in any policies and procedures of the Company with respect to expense reimbursement as applied to executive officers generally, the Executive shall be reimbursed by the Company for reasonable and appropriate expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder, which expenses are consistent with the annual budget approved by the Board or are otherwise approved by the Board, including dues and fees to industry and professional organizations and reasonable costs of entertainment and business development, provided, that the Executive submits appropriate documentation in support of the expenses for which the Executive seeks reimbursement.

(d)           Company Plans and Benefits.  The Executive and, to the extent applicable, the Executive’s spouse, dependents and beneficiaries shall be allowed to participate in all benefits, plans, and programs, in accordance with the terms of such arrangements, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive officers of the Company.  The Company shall not, however, by reason of this paragraph, be obligated to institute, maintain or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive officers generally.

ARTICLE V
EFFECT OF TERMINATION ON COMPENSATION; ADDITIONAL PAYMENTS

5.1           Termination Other Than an Involuntary Termination. If the Executive’s employment hereunder shall terminate for any reason other than an Involuntary Termination, then the Company shall continue to provide all compensation and all benefits to the Executive hereunder until the effective date of such termination of employment (including any bonus awards earned through such date), and such compensation and benefits shall terminate contemporaneously with such termination of employment, except to the extent provided by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

5.2           Involuntary Termination. Subject to the provisions of Sections 5.3 and 5.4 hereof, in the event of an Involuntary Termination of the Executive’s employment, the Company shall continue to pay to the Executive (or, upon the Executive’s death following such termination, the Executive’s estate) the Executive’s then current base salary pursuant to Section 4.1 for a period of eighteen (18) months.  Such severance compensation shall begin to be paid no earlier than twenty eight (28) days following the Executive’s Involuntary Termination (with payment in arrears from the Involuntary Termination date).

5.3           Release and Full Settlement. As a condition to the receipt of any severance compensation and/or severance benefits under this Agreement, the Executive must first execute a release and agreement, in form and substance satisfactory to the Company, and deliver such release to the Company within twenty one (21) days following the Executive’s Involuntary Termination, which shall release and discharge all of the Related Parties, the Quintana-Related Entities and their Affiliates, and each of their respective officers, directors, managers, partners, stockholders, members, employees, agents, subsidiaries and successors (the “Released Parties”) from any and all claims or causes of action of any kind or character, including all claims or causes of action arising out of the Executive’s employment with the Company or any other Related Party or the termination of such employment but excluding any rights of the Executive under the LLC Agreement.  If the Executive is entitled to and receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that the Executive might otherwise assert against any Released Party in respect of any matter arising prior to the termination of Executive’s employment (other than any rights pursuant to the LLC Agreement).

5.4           Payments.  Subject to Section 409A of the Code.  If the Executive is a “specified employee” for purposes of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, any severance payment required to be made pursuant to Section 5.2 which is subject to Section 409A of the Code shall not be made until one (1) day after the day which is six (6) months from the date of termination.  Any such payments that the Executive would otherwise be entitled to during the first six (6) months following the date of the Executive’s termination of employment shall be accumulated and paid on the date that is one (1) day after the day which is six (6) months after the date of the Executive’s termination of employment (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes and interest.  All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treasury Regulations §1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event.  This Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Executive.

5.5           Liquidated Damages.  In light of the difficulties in estimating the damages for an early termination of the Executive’s employment under this Agreement, the Company and the Executive hereby agree that the payments, if any, to be received by the Executive pursuant to this Article V shall be received by the Executive as liquidated damages and shall be the Executive’s sole and exclusive remedy for any such termination.

5.6           Other Benefits.  This Agreement governs the rights and obligations of the Executive and the Company with respect to the Executive’s base salary and certain perquisites of employment.  Except as expressly provided herein, the Executive’s rights and obligations both during the term of his employment and thereafter with respect to Membership Interests in the Company and other benefits under the plans and programs maintained by the Company shall be governed by the separate agreements, plans, and other documents and instruments governing such matters.

ARTICLE VI
PROTECTION OF CONFIDENTIAL INFORMATION

6.1           Confidential Information.  As used in this Agreement, “Confidential Information” means information belonging to a Related Party which is of value to the Related Party, disclosed before or after the Effective Date in the course of conducting its business, and the disclosure of which could result in a competitive or other disadvantage to a Related Party.  Confidential Information includes, but is not be limited to, the Related Parties’ various trade secrets and confidential or proprietary information, including information Executive has received before first being employed by the Company and information Executive will receive after being employed by the Company under this Agreement, consisting of, but not limited to, information relating to: (a) business operations and methods; (b) existing and proposed acquisitions, acquisition strategies, investments, investment strategies and business plans; (c) financial performance; (d) compensation arrangements and amounts (whether relating to the Related Parties, or to any of their respective employees); (e) contractual relationships (including the terms of this Agreement); (f) business partners and relationships; (g) limited partners and prospective limited partners of the Related Parties; (h) marketing strategies; (i) lists with information related to existing or prospective customers, partners or investors, including, but not limited to particular investments, investment strategies, investment patterns and amounts; (j) consulting and similar reports from third parties; (k) inventions, improvements and other intellectual property; trade secrets; designs, processes or formulae; software; and (l) computerized investment approaches, methodologies, trading systems or programs, mathematical models, simulated results, simulation software, price or research databases, other research, algorithms, numerical techniques, analytical results, or technical data, regardless of the medium in which any such information is contained, which have been discussed or considered by a Related Party either before or after the Effective Date.  Confidential Information also includes the confidential information of others with which a Related Party has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include (a) general business experience or knowledge and (b) information that becomes available in the public domain, unless due to breach of the Executive’s duties under this Article VI.  All inventions, ideas, concepts, business opportunities, improvements, and works of authorship, including all patent, copyright, trade secret, trademark or other intellectual property rights therein, whether or not reduced to practice, that the Executive, either alone or jointly with others, conceives, reduces to practice, invents, makes, or authors during the Executive’s employment with the Company and that relate to or result from the business of a Related Party (collectively, the “Intellectual Property”), shall be the sole and exclusive property of the Company.  The Executive hereby assigns all rights in and to the Intellectual Property throughout the world to the Company.  All documents and files, both digital and tangible, embodying such Intellectual Property shall also be the sole and exclusive property of the Company.  The Executive agrees to execute all assignments necessary to record or evidence title to the Intellectual Property in the Company by signing a written assignment of the Intellectual Property in favor of the Company, including in connection with the prosecution of any patent or copyright application.

6.2           No Unauthorized Use or Disclosure.  The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Related Parties with respect to all Confidential Information.  At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Related Parties.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by a Related Party or are produced by the Executive in connection with the Executive’s employment, will be and remain the sole property of the Company or the applicable Related Party.  The Executive will return to the Related Party all such materials and property as and when requested by the Company or the applicable Related Party.  In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason.  The Executive will not retain any such material or property or any copies thereof after such termination, except that the Executive may retain a list of materials returned in order to prove that such information was actually returned to the Company or the applicable Related Party.

6.3           Assistance by the Executive.  During the period of the Executive’s employment by the Company and thereafter, the Executive shall assist the Related Parties and their respective nominees, at any time, in the protection of the Related Parties’ worldwide right, title, and interest in and to Confidential Information and the execution of all formal assignment documents requested by the Related Parties or their respective nominees and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.  The Executive’s reasonable out-of-pocket expenses (including the reasonable costs of counsel, if any) incurred in providing such assistance shall be paid or reimbursed by the Related Party requesting such assistance.  The Executive shall be fairly compensated at market rates for any such assistance provided by the Executive at any time following the termination of the Executive’s employment with the Company (it being understood that the Executive shall not be entitled to any compensation in excess of the severance compensation and benefits set forth in Article V in connection with any such assistance provided by the Executive during the period in which such severance compensation and benefits are provided).

6.4           Agreements With Other Employers.  The Executive represents and warrants to the Company that (i) he does not have any agreements with any current or prior employer that will prohibit him from working for the Company or fulfilling his duties and obligations to the Company and the other Related Parties pursuant to this Agreement and (ii) he has complied with all noncompetition, nonsolicitation, and confidentiality duties imposed on him with respect to his former employers, e.g., the Executive does not possess any tangible property belonging to any former employer without having the right to possess such property.  The Executive agrees that during the Executive’s employment with the Company, the Executive will not disclose to the Company, or use or induce the Company to use, any non-public, confidential or proprietary information, documents or materials belonging to any third party, including any prior employer.  The Executive acknowledges that the Company has expressly stated that it does not wish to receive any such information or for the Executive to use such information in the course of the Executive’s employment with the Company.  Further, the Executive agrees to indemnify the Company and each Related Party for any claim, including, but not limited to, reasonable attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company or any Related Party based upon or arising out of any non-competition, nonsolicitation, confidentiality or other agreement between Executive and such third party which was in existence as of the date of this Agreement.

6.5           Remedies.  The Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article VI by the Executive, and the Company or any other Related Party shall be entitled to enforce the provisions of this Article VI by terminating payments then owing to the Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Article VI but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive and his agents.

6.6           Exceptions.  Notwithstanding anything to the contrary, the Executive’s disclosure of confidential information shall not be deemed a violation of this Article VI to the extent that (i) disclosure is required by law or by any court or other governmental authority with jurisdiction or authority to order the Executive to disclose or make accessible any such information or (ii) such information becomes a part of the public domain so long as the Executive has not violated this Article VI in respect of such information; provided, however, that in the event disclosure is required under clause (i) and the Executive is making such disclosure, the Executive shall provide the Company with prompt notice of such requirement prior to making any disclosure, so that the Company may seek an appropriate protective order.  At the request of the Company, the Executive agrees to deliver to the Company, at any time during the term of employment with the Company or thereafter, all Confidential Information and Intellectual Property that he may possess or control.

6.7           General Knowledge.  Nothing in this Agreement shall prevent the Executive from using at any time his general knowledge, skill, experience and expertise in the conduct of his business or other activities, except and only to the extent such business or other activities would be specifically prohibited by this Article VI, Article VII or Article VIII.

ARTICLE VII
DISPARAGEMENT

7.1           Non-Disparagement.  During the Executive’s employment with the Company and following any termination of such employment, (a) the Executive agrees not to disparage, either orally or in writing, any of the Related Parties or any Quintana-Related Entities, any of the Related Parties’ or any Quintana-Related Entities’ business, products, services or practices, or any of the Related Parties’ or any Quintana-Related Entities’ directors, officers, agents, representatives, stockholders, partners, members, employees, or their applicable Affiliates and (b) the Company agrees not to disparage, and to cause the Related Parties not to disparage, either orally or in writing, the Executive.

ARTICLE VIII
NON-COMPETITION OBLIGATIONS

8.1           Non-Competition Obligations.  (a)(i) The Executive expressly covenants and agrees that during the Prohibited Period (as defined below), (A) such Executive will not, other than in the normal course of such Executive’s employment with the Company or any of its Affiliates, engage directly or indirectly in any Competing Business in the Restricted Area, and (B) such Executive will not, and will cause its Affiliates not to, directly or indirectly, own, manage, operate, join, become an employee of, control or participate in or be connected with, or loan money to or sell or lease equipment or real estate to, any business, individual, partnership, firm, corporation or other Person, which engages in a Competing Business in the Restricted Area.  For purposes of this Section 8.1, any such business, individual, partnership, firm, corporation or other Person shall be deemed to be a Competing Business if more than 5% of its gross revenues in any twelve (12) month period are attributable to the provision of services or to operations that compete with the Company.  In no event will the Company or any of its Affiliates be deemed to be a Competing Business.

(i)           As used in this Agreement:

(1)            “Competing Business” shall mean (x) any business in which the Related Parties are engaged or into which any Related Party has considered expanding (as evidenced by the consideration of capital expenditure plans or the expenditure of capital, site visits, discussions with potential acquisition or partnership targets and the like), in each case as of the Effective Date and (y) any business in which the Related Parties are engaged or into which any Related Party has considered expanding within twelve (12) months prior to the termination of the Executive’s employment with the Company (as evidenced by the consideration of capital expenditure plans or the expenditure of capital, site visits, discussions with potential acquisition or partnership targets and the like), in each case as of (1) the date of termination of the Executive’s employment with the Company or (2) the date on which the Executive ceases to hold any equity interest in the Company or any of its successors or assigns, whichever is later.

(2)            “Prohibited Period” shall mean the longer of (x) the time period during which the Executive is an employee, officer, or director of the Company or any of its Affiliates and eighteen (18) months thereafter or (y) the time period during which the Executive holds any equity interest in the Company or any of its successors or assigns and eighteen (18) months thereafter.

(ii)           Notwithstanding the restrictions contained in Section 8.1(a)(i), the Executive or any of his Affiliates may own an aggregate of not more than two and a half percent (2.5%) of the outstanding capital stock of any class of any entity engaged in a Competing Business, if such capital stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 8.1(a)(i), provided, that neither the Executive nor his Affiliates have the power, directly or indirectly, to control or direct the management or affairs of any such entity and are not involved in the management of such entity.

(iii)           The Executive further expressly covenants and agrees that during the Prohibited Period, he will not, other than on behalf of the Company or any of its Affiliates, and he will cause his Affiliates not to (A) engage or employ, or solicit or contact with a view to the engagement or employment of any Person who is an officer, employee or agent of the Company or its Affiliates or (B) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of its Affiliates any Person who or which is a customer, consultant or supplier of the Company or its Affiliates.

(iv)           The Executive further expressly covenants and agrees that during the Prohibited Period, he will not, other than on behalf of the Company or any of its Affiliates, and he will cause his Affiliates not to, call upon any prospective acquisition candidate for the purpose of completing an acquisition of such target on such Executive’s own behalf or on behalf of any Competing Business, which candidate is a Competing Business or which candidate was, to such Executive’s knowledge, either called upon by the Company or any of its subsidiaries or for which the Company or any of its subsidiaries made an acquisition analysis, for the purpose of acquiring such candidate.

(v)           The Executive further expressly covenants and agrees that during the Prohibited Period, he will advise the Company of the identity of any new employer of the Executive within ten (10) days of accepting such employment.

(b)           The Executive and the Company acknowledge and agree that the restrictions as to time, geographic area and scope of activity set forth in Section 8.1(a)(a)(i) are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company.  The Executive understands that such restrictions may limit his ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that he will receive sufficiently high remuneration and other benefits from the Company to justify such restrictions.  Further, the Executive acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will in no way prevent him from earning a living.  Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.  By agreeing to this contractual modification prospectively at this time, the Company and the Executive intend to make this provision enforceable under the law or laws of all applicable States so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

(c)           The Executive and the Company further acknowledge and agree that, in the event of a breach or threatened breach of any of the provisions of this Section 8.1, the Company shall be entitled to immediate injunctive relief, as any such breach would cause the Company irreparable injury for which it would have no adequate remedy at law.  Nothing herein shall be construed so as to prohibit the Company from pursuing any other remedies available to it hereunder, at law or in equity for any such breach or threatened breach.

(d)           The Executive hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Section 8.1.  The Executive acknowledges that the geographic scope and duration of the covenants contained in this Section 8.1 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company Business, (ii) the Executive’s level of control over and contact with the Company Business in all jurisdictions in which it is conducted, (iii) the fact that the Company Business is conducted throughout the geographic area where competition is restricted by this Agreement, and (iv) the amount of consideration that the Executive is receiving in connection with the transactions contemplated by this Agreement.  It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable Laws, whether now or hereafter in effect and therefore, to the extent permitted by applicable Laws, the parties waive any provision of applicable Laws that would render any provision of this Section 8.1 invalid or unenforceable.  For purposes of this Agreement, “Company Business” shall mean the operations conducted by the Related Parties as of the Effective Date and from time to time thereafter.

ARTICLE IX
MISCELLANEOUS

9.1           Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be personally delivered, mailed by certified mail, return receipt requested, or delivered by nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any party may designate by written notice to the other party, in accordance herewith, except that such notice shall be effective only upon receipt):

If to the Company to:	Genesis Energy, LLC
919 Milam Street, Suite 2100
Houston, Texas 77002
Attention:  [____________]

with copies to:	Q GEI Holdings, LLC
601 Jefferson Street, Suite 3600
Houston, Texas  77002
Attention:  Steve Putman

Andrews Kurth LLP
600 Travis Street, Suite 4300
Houston, Texas  77002
Attention:  G. Michael O’Leary

If to the Executive to:	[____________]
[____________]
[____________]

Any such notice shall be effective (i) if delivered personally, upon receipt thereof by the recipient, (ii) if delivered by nationally recognized overnight delivery service, on the first business day after being sent or (iii) if delivered by certified mail, upon the earlier of actual receipt thereof by the recipient or five (5) business days after the date of deposit in the United States mail.

9.2           Governing Law.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

9.3           Consent to Jurisdiction.

(a)           The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Houston, Texas, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.

(b)           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in subsection (a) above by the mailing of a copy thereof in the manner specified by the provisions of Section 9.1.

9.4           Amendment and Waiver.  The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

9.5           No Prior Claims; Release.  The Executive hereby represents and warrants that (a) neither he, nor any of his Affiliates, has any claim or cause of action of any kind whatsoever, existing as of the Effective Date, against any of the Related Parties or any of their respective members, stockholders, partners, managers, officers, directors, employees, subsidiaries and successors (collectively, the “Company Parties”), and that he is unaware of any basis for any such claim or cause of action and (b) none of the Company Parties is indebted to, or otherwise owes money to, the Executive or any of his Affiliates.  The Executive further hereby irrevocably waives and releases, acquits and discharges the Company Parties from any all debts, obligations, liabilities, promises, covenants, agreements, contracts, suits, actions, causes of action, judgments, damages, claims or demands, whatsoever, in law or in equity or otherwise, both past, present and future, known or unknown, suspected or claimed of any kind or nature whatsoever but solely to the extent arising from the operation or management of any Related Party prior to the Effective Date or any other matter existing prior to the Effective Date (collectively, “Claims”), and hereby covenants not to sue the Company Parties or any of them, for any Claim; provided, however, that nothing in this Section 9.5 shall affect or relieve the Related Parties of their respective obligations under this Agreement or the agreements referenced in Section 5.3 which include but are not limited to the LLC Agreement.

9.6           Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.7           Entire Agreement.  Except as provided in the written benefit plans and programs referenced in Section 4.5(d), this Agreement, the LLC Agreement and the Restricted Unit Agreement, this Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.  This Agreement amends and restates the Original Employment Agreement in its entirety, and the Original Employment Agreement is of no further force or effect.

9.8           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

9.9           Withholding of Taxes and Other Employee Deductions.  The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city, and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

9.10         Headings.  The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

9.11        Gender and Plurals.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

9.12        Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise.  This Agreement shall also be binding upon and inure to the benefit of the Executive and his estate.  If the Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate.  The Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

9.13        Term.  This Agreement has a term co-extensive with the term of employment provided in Section 3.1.  Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination.  Without limiting the scope of the preceding sentence, the provisions of Articles Article V, Article VI, Article VII, Article VIII and Article IX shall survive any termination of the employment relationship and/or of this Agreement.

9.14        Actions by the Board.  Any and all determinations or other actions required of the Board hereunder that relate specifically to the Executive’s employment by the Company or the terms and conditions of such employment shall be made by the members of the Board other than the Executive (if the Executive is a member of the Board), and the Executive shall not have any right to vote or decide upon any such matter.

9.15        Litigation and Regulatory Cooperation.  During the Executive’s employment, the Executive shall cooperate fully with the Company Parties in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of a Company Party which relate to events or occurrences that transpired while the Executive was employed by the Company. After Executive’s employment, the Executive shall reasonably cooperate with the Company Parties in the defense or prosecution of any such claims or actions, subject to the Executive’s personal and business commitments.  The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available at mutually convenient times and with reasonable advance notice to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of a Company Party.  From the Effective Date until the termination of the Executive’s employment, the Executive also shall cooperate fully with the Company Parties in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.  After the termination of the Executive’s employment, the Executive shall provide reasonable cooperation, subject to personal and business commitments, in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.  The Company shall reimburse promptly the Executive for any reasonable out-of-pocket expenses incurred by the Executive during the applicable statute of limitations relating to any such claims, actions, investigations or reviews, in connection with the Executive’s performance of obligations pursuant to this Section 9.15.  The amount of expenses eligible for reimbursement during any tax year will not affect the expenses eligible for reimbursement in any other tax year.  The Executive shall be fairly compensated at market rates for any such cooperation provided by the Executive at any time following the termination of the Executive’s employment (it being understood that the Executive shall not be entitled to any compensation in excess of the severance compensation and benefits set forth in Article V hereof in connection with any such cooperation provided by the Executive during the period in which such severance compensation and benefits are provided).

9.16        Third Party Beneficiaries.  Each Company Party (other than the Company) and each Released Party shall be a third party beneficiary of the provisions of this Agreement that are applicable to such entity.  Except as set forth in the preceding sentence, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any rights or remedies under or by reason of this Agreement.

9.17        Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

9.18        WAIVER OF PUNITIVE AND EXEMPLARY DAMAGE CLAIMS»

.  EACH PARTY, BY EXECUTING THIS AGREEMENT, WAIVES, TO THE FULLEST EXTENT ALLOWED BY LAW, ANY CLAIMS TO RECOVER PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES NOT MEASURED BY THE PREVAILING PARTY’S ACTUAL DAMAGES IN ANY DISPUTE OR CONTROVERSY ARISING UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY ARBITRATION PROCEEDINGS.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

GENESIS ENERGY, LLC

By:
Name:
Title:

EXECUTIVE

[NAME]

[Signature Page to Employment Agreement]

EXHIBIT B

RELEASE AGREEMENT

[See Attached]

RELEASE AGREEMENT

This RELEASE AGREEMENT (this “Agreement”) is being entered into by Grant E. Sims (the “Executive”) and Genesis Energy, LLC, a Delaware limited liability company (“Genesis”), as of _________________, 2010, in order to further the mutually desired terms and conditions set forth herein:

1.
For and in consideration for the Executive’s execution of this Agreement, Genesis has agreed to enter into an Amended and Restated Employment Agreement with the Executive.  This is the sole consideration to be paid to the Executive by Genesis in connection with his execution of an Amended and Restated Employment Agreement with Genesis, and no further consideration shall be required for any items.

2.
The Executive, on behalf of himself, his heirs, beneficiaries and personal representatives, hereby releases, acquits and forever discharges Genesis, its owners, officers, predecessors, employees, former employees, shareholders, directors, partners, attorneys, agents and assigns, and all other persons, firms, partnerships, or corporations in control of, under the direction of, or in any way presently or formerly associated with Genesis, including but not limited to Quintana Capital Group GP, Ltd., a Cayman Islands exempted company (collectively, “Genesis Affiliates”), of and from all claims, charges, complaints, liabilities, obligations, promises, agreements, contracts, damages, actions, causes of action, suits, accrued benefits or other liabilities of any kind or character, whether known or hereafter discovered, arising from or in any way connected with or related to the Executive’s employment with Genesis on or prior to the date hereof and/or the Executive’s termination of employment with Genesis on or prior to the date hereof, including, but not limited to, allegations of wrongful termination, discrimination, retaliation, breach of contract, promissory estoppel, retaliatory discharge, constructive discharge, discharge in violation of any law, statute, regulation or ordinance providing whistleblower protection, discharge in violation of public policy, intentional infliction of emotional distress, negligent infliction of emotional distress, defamation, harassment, sexual harassment, invasion of privacy, any action in tort or contract, any violation of any federal, state, or local law, including, but not limited to, any violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Equal Pay Act, 29 U.S.C. § 206, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., the Sarbanes-Oxley Act, 18 U.S.C. § 1514A et seq., the Texas Commission on Human Rights Act, Tex. Lab. Code § 21.001, et. seq., the Texas Workers’ Compensation Act, Tex. Lab. Code §§ 451.001 - 451.003, the Texas Payday Act, Tex. Lab. Code § 61.011, et seq., or any other employment or civil rights act, and any and all claims for severance pay or benefits under any compensation or employee benefit plan, program, policy, contract, agreement or other arrangement of Genesis or Genesis Affiliates, but excluding any claim for unemployment compensation, any claim for workers’ compensation benefits, and any benefits which the Executive is entitled to receive under any Genesis plan that is a qualified plan under IRC § 401(a) or is a group health plan subject to COBRA, to the extent he properly elects and pays for such COBRA continuation coverage.

3.
The Executive understands and agrees that he is releasing any and all claims and rights he may have on or prior to the date hereof under any previous contract of employment with Genesis or any Genesis Affiliate, including, but not limited to, any claims and rights he may have under his Employment Agreement with Genesis that was effective on or about December 31, 2008 (“Employment Agreement”).

4.
The Executive agrees not to commence any legal proceeding or lawsuit against Genesis or any Genesis Affiliate arising out of or based upon his employment with Genesis or any termination of his employment with Genesis on or prior to the date hereof.

5.
The consideration cited above and the promises contained herein are made for the purpose of purchasing the peace of Genesis and are not to be construed as an admission of liability or as evidence of unlawful conduct by Genesis, all liability being expressly denied.

6.
The Executive voluntarily accepts the consideration cited herein, as sufficient payment for the full, final and complete release stated herein, and agrees that no other promises or representations have been made to him by Genesis or any other person purporting to act on behalf of Genesis, except as expressly stated herein.

7.
The Executive understands that this is a full, complete, and final release of Genesis and all Genesis Affiliates.  As evidenced by the signature below, the Executive expressly promises and represents to Genesis that he has completely read this Agreement and understands its terms, contents, conditions, and effects.

8.
The Executive is advised to consult with an attorney prior to executing this Agreement.  The Executive understands that he has the right to consult an attorney of his choice and has consulted with an attorney or has knowingly and voluntarily decided not to do so.

9.
The Executive states that he is not presently affected by any disability which would prevent him from knowingly and voluntarily granting this release, and further states that the promises made herein are not made under duress, coercion or undue influence.

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10.
This Agreement will supersede any and all obligations Genesis or any Genesis Affiliate might otherwise owe to the Executive for any act or omission whatsoever that took place, or should have taken place, on or before the date this Agreement is signed and executed by the Executive.  This Agreement constitutes the entire understanding and agreement between the parties and it may only be modified or amended in a signed writing by both parties hereto.

11.
Should any future dispute arise with respect to this Agreement, both parties agree that it should be resolved solely in accordance with the terms and provisions of this Agreement and the laws of the State of Texas.

12.
The Executive understands that he has twenty-one (21) days within which to consider this Agreement and that this Agreement is revocable by him for a period of seven (7) days following the execution of this Agreement, and if not so revoked, will become effective and enforceable.  For the revocation to be effective, written notice of revocation must be delivered to [Name, Title and Address of person to notify], no later than the close of business on the seventh day after the Executive has signed this Agreement.

13.
The Executive expressly represents and warrants to Genesis that he has completely read this Agreement prior to executing it, has had an opportunity to review it with his counsel, has been offered twenty-one (21) days within which to consider this Agreement and to understand its terms, contents, conditions and effects and has entered into this Agreement knowingly and voluntarily.

14.
The Executive agrees that the terms and conditions of this Agreement, including without limitation the amount of consideration, shall be treated as confidential, and shall not be revealed to any other person or entity whatsoever, except as follows:

a.	to the extent as may be compelled by legal process; or

b.	to the extent necessary to his legal or financial advisors.

15.	The Executive agrees that the confidentiality provisions of this Agreement are a material part of it and are contractual in nature.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first written above.

Grant E. Sims

GENESIS ENERGY, LLC

By:
Name:
Title:

[Signature Page to Sims Waiver Agreement]